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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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St. Francis Capital Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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November 20, 2003

Dear Fellow Shareholder,

St. Francis Capital Corporation (“St. Francis”) is issuing the attached cash dividend in the amount of $0.06 per share to shareholders of record as of November 10, 2003, for the quarter ending September 30, 2003.

As you know, St. Francis has entered into a definitive agreement to merge into MAF Bancorp, Inc. (“MAF”). St. Francis shareholders will be voting on the merger at a special meeting scheduled for Wednesday November 26, 2003.

If the proposed merger receives the necessary shareholder approvals, we would expect to have the merger completed in time for St. Francis shareholders to qualify as shareholders of MAF by December 16, 2003. Since December 16th is the record date for MAF’s fourth calendar quarter dividend, those of you who are MAF shareholders on that date will receive the $0.18 dividend recently declared by MAF’s board of directors on MAF shares, in addition to the partial St. Francis dividend represented by the enclosed check. The MAF dividend is scheduled to be paid January 2, 2004.

We at St. Francis appreciate having worked with you as a shareholder of St. Francis Capital Corporation. We look forward to completing our proposed merger and continuing to work with you in your new capacity as a shareholder of MAF Bancorp, Inc.

Sincerely,

Thomas R. Perz
President and Chief Executive Officer
St. Francis Capital Corporation